                                                                                                Exhibit 10.2

Trademark License and Services Agreement

This Trademark License and Services Agreement (this "Agreement") is made as of  September 7, 2006, between Vita Ventures, LLC, a Delaware Limited Liability Company ("Licensee"), 8 Henderson Drive, West Caldwell, New Jersey 07006, Attention: Keith Frankel, and G-Nutritional, LLC, a Delaware limited liability company ("GN" and together with Licensee, the "Parties"), c/o George Foreman Enterprises, Inc., 100 North Wilkes-Barre Blvd., 4th Floor, Wilkes-Barre, PA 18702, Attention: Efrem Gerszberg. Terms not otherwise defined herein shall have the meanings ascribed to them in the Operating Agreement (defined below).

WHEREAS, concurrently herewith, Vitaquest International LLC ("VQT") and GN have entered into a certain Operating Agreement (the "Operating Agreement");

WHEREAS, GN controls right to use the name and likeness (the "Property") of George Foreman ("Celebrity") in connection with the sale of products principally related to wellness, vitamins and nutritional supplements (the "Products");

WHEREAS, GN has the power and authority to grant to Licensee the right, privilege and license to use the Property in connection with the sale of the Products; and

WHEREAS, Licensee desires to obtain from GN a license to use the Property in connection with the sale of the Products.

NOW, THEREFORE, in consideration of the Operating Agreement and the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Section 1. Grant.

Subject to the terms and conditions hereof, GN hereby grants Licensee the world-wide non-exclusive license to use the Property during the Term (as defined below) in connection with the sale of the Products.

Section 2. Services.

2.1. GN shall cause Celebrity to perform such services, at no charge except as otherwise provided herein, for the purpose of shooting one (1) infomercial as may be approved in advance by GN (the "Services") during the Term. Notwithstanding any implication herein to the contrary, in no event will Celebrity be required to perform more than three (3) days of services hereunder during the Term (of which no more than two (2) days may be consecutive, unless Celebrity otherwise agrees in writing) in connection with the shooting of the single infomercial, exclusive of travel time.

2.2. Celebrity shall perform the Services at times and places reasonably convenient to Celebrity. Licensee acknowledges that Celebrity shall not be required to perform services on any Saturday or Sunday, nor to perform services on any Wednesday outside of Houston or that would conflict with Celebrity's community and religious obligations on such day.

Section 3. Term and Termination.

3.1. The license granted pursuant to this Agreement will commence on the date hereof and continue through the term of the Operating Agreement (the "Term"), unless sooner terminated pursuant to this Agreement or the Operating Agreement. For the purposes of clarity, this Agreement shall automatically terminate upon termination of the Operating Agreement for any reason.

3.2. Licensee may terminate this Agreement by giving written notice to GN in the event that GN is in breach of any of its material obligations under this Agreement and such breach is not cured within thirty (30) days following delivery by Licensee to GN of written notice of such breach.

3.3. Without prejudice to any other rights or remedies available to GN, GN may terminate this Agreement at any time by giving written notice to Licensee in the event that Licensee is in breach of any of its material obligations under this Agreement or VQT is in breach of any of its material obligations under the Operating Agreement and such breach is not cured within thirty (30) days following delivery by GN to Licensee or VQT, as applicable, of written notice of such a breach pertaining to any such obligations hereunder or thereunder; provided, however, that if Licensee is in breach of (a) any of the approval rights of GN hereunder or (b) any of the provisions of Sections 4, 5, 7, 9 or 11 hereunder, GN may terminate this Agreement immediately by giving written notice to Licensee (i.e., without the necessity of providing any opportunity to cure).

3.4. Provided Licensee is not in breach hereof, this Agreement is not terminated, and subject to GN's rights under the remainder of this Section 3.4, Licensee is entitled on a nonexclusive basis to sell finished units of the Products which it may still have in stock (but it may not manufacture additional Products) for a maximum period of two hundred forty (240) days after the expiration (but not the termination) of the Term of this Agreement. Upon expiration of the Term, or upon earlier termination for any reason, Licensee agrees that GN shall have the right (but not the obligation) to purchase from Licensee all or part of Licensee's then existing inventory of Products at Licensee's actual manufacturing cost therefor. If GN elects not to so purchase all or part of such inventory within two hundred forty (240) days following expiration or termination, Licensee shall thereupon immediately destroy such inventory and immediately discontinue any and all use of the Property and furnish to GN a certificate of destruction therefor in affidavit form, duly sworn by an officer of Licensee. Licensor shall have the right, at Licensor's election, to have a representative, selected by Licensor, observe such destruction. Notwithstanding the foregoing, if this Agreement is terminated, Licensee shall immediately discontinue any and all use of the Property upon such termination.

Section 4. Scope of Use.

Use of the Property by Licensee will be limited to use in electronic media, and in periodicals, newspapers, television, radio and cable broadcasting, the Internet, printed catalogs and direct mail materials, all solely in connection with the sale of the Products, and all subject to the terms and conditions hereof, including, without limitation, Section 9 hereof.

Section 5. Representations, Warranties and Covenants.

5.1. GN warrants and represents that it is the owner of or controls the right to use the Property in connection with the sale of the Products, that it has the right and power to grant the license granted herein, and that there are no other agreements or commitments with any other party in conflict herewith. GN further warrants and represents that to the best of its knowledge the Property does not infringe any valid right of any third party.

5.2. Licensee represents and warrants that it is fully authorized to enter into and perform this Agreement without violating the legal or equitable rights of any third party and that this Agreement has been duly and validly executed by Licensee and constitutes a valid and binding obligation upon Licensee enforceable against Licensee in accordance with its terms.

5.3. Licensee represents, warrants and agrees that it will not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate Celebrity, George Foreman Productions, Inc. ("GFPI") or GN, or Celebrity's, GFPI's or GN's public image in society or standing in the community.

5.4. Licensee represents, warrants and agrees that any and all incidents, dialogue, characters, actions, "gags," material, ideas, inventions, ad lib, and other literary, dramatic and musical material written, composed, submitted, added, improvised, interpolated and invented and/or used by Licensee pursuant to this Agreement shall be wholly original and shall not, to the best of its knowledge, infringe upon or violate any copyright of or the right of privacy or any other rights of any person or entity and shall not constitute a libel or slander of any person, firm or corporation.

5.5. Licensee represents, warrants and agrees that Licensee will comply with all applicable laws, regulations, orders, and ordinances in connection with the distribution of the Products and any other endeavors contemplated in this Agreement or otherwise and the engagement of Celebrity's services hereunder.

5.6. Licensee represents, warrants and agrees that neither Licensee nor any of its representatives, agents or employees will disclose to any party or utilize any confidential or proprietary information obtained hereunder regarding GN, GFPI or Celebrity.

Section 6. Indemnity.

6.1. Licensee hereby indemnifies and holds GN, GFPI and Celebrity and their respective parents, subsidiaries and affiliates, and the shareholders, members, officers, directors, employees and representatives of each (collectively, "Licensor Indemnitees") forever harmless from and against any and all liability, claims and causes of action, for personal injury or otherwise, arising from Licensee's activities hereunder or the use of the Property and/or the Products, including without limitation, their manufacture or distribution, or from infringement of any patent, trademark, copyright or other proprietary right (other than a cause of action relating to the Property) in connection with the Products or any other materials created in connection with this Agreement, from any defect whether related to design, workmanship or materials or any other factor and whether or not the Products or such other materials have been approved by GN, from any claim of a breach or alleged breach of any of Licensee’s representations, warranties and agreements hereunder, and from any other activity related to the Products or any other materials created in connection with this Agreement, which results in any Licensor Indemnitee being sued. None of GN, GFPI or Celebrity shall be liable for loss of profits or consequential damages.

6.2. GN agrees to defend, indemnify and hold Licensee, its officers, directors, agents and employees, harmless against all liabilities, claims, causes of action, costs, expenses and losses incurred through claims of third parties against Licensee arising out of GN's breach of any representation or warranty hereunder.

6.3. As between Licensee and GN, GN shall be accorded full control of the defense and/or settlement of any claims (including, without limitation, the right to settle by agreeing that Licensee will discontinue distribution of any allegedly infringing items) and the right to designate counsel.

6.4. The provisions of this section shall survive the expiration or termination of this Agreement.

Section 7. Promotion.

During the Term, GN shall have the right to approve the use by Licensee of any spokesperson other than Celebrity to promote any products or services of any of such entities. Licensee represents and covenants to GN that none of the Products nor any business operation of Licensee, VQT or Windmill Health Products currently involves or shall involve the sale or distribution of alcohol or tobacco products, firearms, political statements or sexual content and that it will not use the Property in connection with any product containing, or in any other context involving, alcohol, tobacco, firearms, political statements or sexual content.

Section 8. Maintenance and Protection of the Property.

Licensee agrees to inform GN of any encroachment or infringement of the Property which comes to the attention of Licensee. As between Licensee and GN, any litigation or other action to police the Property and to abate infringement shall be under the complete control of GN, and Licensee agrees to cooperate in any such litigation or action. As between Licensee and GN, GN may retain any money judgment or settlement in such action, without obligation to Licensee.

Section 9. Approvals.

9.1. The Products, all packaging and containers (collectively, "Packaging") and all advertising, sales and other promotional materials and any other matter containing the Property prepared or otherwise to be used in or in connection with this Agreement (collectively "Other Materials") must be approved by GN in writing prior to their production and use (including, without limitation, the manner in which the Property and the trademarks associated therewith, and other elements licensed hereunder, may be presented). Licensee shall submit to GN for GN's review and written approval all preliminary and proposed final artwork and three-dimensional models which are to appear on, in or in connection with all Products, Packaging and Other Materials; thereafter, a preproduction sample of all Products, Packaging and Other Materials; and

thereafter six (6) samples of all Other Materials from the first production run of each supplier of Products, Packaging and Other Materials, as the case may be. GN shall have the right of approval over the general format of (e.g., appearance on a talk-show), principal people involved with (e.g., host of a talk-show) and other celebrities with whom Celebrity is to appear (but specifically excluding other celebrities appearing at different times at the same event or on the same program) in connection with each personal appearance required of Celebrity pursuant to this Agreement. GN shall endeavor to approve or disapprove any submitted material or request within a reasonable period of time; provided that any submitted material shall, in each instance, be deemed disapproved, unless within fifteen (15) days of GN's receipt of such submitted material, GN notifies Licensee to the contrary in writing. Approval or disapproval shall, in each such instance, lie solely in GN's discretion. Any Products, Packaging or Other Materials not so approved in writing shall be deemed unlicensed and shall not be manufactured, sold and/or distributed and, unless otherwise agreed to by GN in writing in its sole discretion, shall be destroyed.

9.2. Except for the limited license specifically provided herein, it is agreed that GN is not transferring to Licensee any right to or interest in any copyright, trademark or service mark relating to the Property or to any elements thereof or any other copyright, trademark, or service mark owned or controlled by GN or to any elements thereof. As between GN and Licensee, all rights not specifically granted to Licensee hereunder are reserved by GN.

9.3. Licensee agrees to manufacture the Products in strict conformity with the approved preproduction samples. Licensee will, at GN's request, accord GN at reasonable times and during business hours, access to the premises of Licensee including Licensee's production facilities for the purpose of confirming Licensee's adherence to the quality and other requirements imposed on Licensee pursuant to this Agreement. If, at any time, Licensee desires to have the Products manufactured or distributed by a third party, Licensee must, as a condition to the continuation of this agreement, notify GN of its desire together with the name and address of the proposed manufacturer or distributor, as applicable, and must obtain GN's prior written consent to do so, which consent is in GN's sole discretion. Subject to the next sentence, Windmill Health Products is hereby pre-approved by GN as distributor. If GN is prepared to grant such consent, it will be conditioned on the requirement that Licensee obtain a distribution agreement in a form designated by GN and executed by such manufacturer or distributor, as applicable.

9.4. Licensee may not use all or any part of the Property (a) in any advertising or promotional material which relates to any product or service other than the Products or (b) in conjunction with any other name, character, symbol or design not included in the Property, unless otherwise approved and agreed to in writing by GN (in its sole discretion).

9.5. Any and all products sold in conjunction with any Products as "upsales" (i.e., any other products to which customers are directed by Licensee, and/or their representatives or designees when purchasing or otherwise inquiring about any Products) shall be required to be Products hereunder for all purposes. Without limitation of the foregoing, all of such upsales shall be subject to all GN approvals hereunder, shall be labeled as Products so they are further identified as endorsed by the Celebrity, and shall be subject to the same financial arrangement as all other Products as provided for in the Operating Agreement.

9.6. As a condition to the right of public distribution granted to Licensee hereunder, all Products, Packaging, advertising, sales and promotional materials and any other matter containing the Property shall bear such trademark or other notices of which GN may notify Licensee in writing. Licensee will comply with GN's instructions as to form, location and content of the notice(s) as GN may instruct from time to time.

9.7. Licensee represents, warrants and agrees that all advertising materials and promotional materials and all Products, Packaging and Other Materials shall comply with all applicable laws and regulations. GN's approval of the use or manner of use of any proposed advertising or other material hereunder shall not constitute an opinion as to the legal appropriateness or adequacy of such use or manner of use, and in Licensee's use of the advertising materials and promotional materials, as between GN and Licensee, it shall be Licensee's sole responsibility to comply with all applicable laws and regulations.

9.8. Licensee represents, warrants and agrees that all Products, Packaging and Other Materials shall be manufactured, distributed and/or performed, as applicable, in compliance with all federal, state and local laws, regulations and industry standards pertaining thereto (collectively, the "Laws, Regulations and Standards"), including, without limitation, the U.S. Fair Labor Standards Act. If pursuant to the terms hereof, any Products, Packaging or Other Materials are manufactured by a third party, then Licensee shall provide in its agreement with such third party that such party will comply with all Laws, Regulations and Standards.

9.9. This Section shall survive the expiration or termination of this Agreement.

Section 10. Product Liability and Errors and Omissions Insurance.

Licensee shall obtain and maintain at Licensee's expense, during the Term, and for three (3) years thereafter, general liability, product liability and completed operations insurance naming GN, GFPI and Celebrity as insured parties (including their respective parents, affiliates, subsidiaries, officers, employees, agents and representatives), from a qualified insurance carrier approved in writing by GN in the amount of at least Five Million Dollars ($5,000,000) for personal and bodily injury and identical additional amounts for property damage. This policy shall specify that it covers all Products, Packaging and Other Materials manufactured or distributed hereunder and that it may not be modified or canceled by the insurer, except after thirty (30) days' prior written notice by the insurer to GN; if such cancellation takes place or the policy's coverage is diminished in any way, GN may terminate this Agreement. Prior to manufacturing or distributing any Products, Packaging or Other Materials hereunder, Licensee shall provide GN with a copy of such policy and a certificate of insurance naming GN, GFPI and Celebrity and their respective parents, affiliates, subsidiaries, officers, employees, agents and representatives as insured parties as aforesaid. If any audio or audiovisual works (e.g., television commercials) are produced hereunder using Celebrity or the Property, then Licensee shall obtain errors and omissions insurance in similar amounts and with similar requirements as aforesaid. Compliance herewith in no way limits Licensee's obligations hereunder.

Section 11. Acknowledgments.

11.1. Licensee acknowledges that all rights and goodwill associated with the Property will be used by Licensee or under its authority in the manner and pursuant to the terms and conditions contained herein. Licensee will make all solicitations and sales solely in its own name.

11.2. It is acknowledged that the rights and powers retained by GN hereunder are necessary to protect the trademark and property rights of GN and, specifically, to conserve the goodwill and good name of Celebrity and the Property, and therefore Licensee agrees that it will not knowingly allow the same to become involved in matters which will or could detract from, or impugn the public acceptance and popularity thereof, or impair their legal status.

11.3. Licensee acknowledges that as between GN and Licensee, GN is the owner of all right, title and interest in and to the Property and in all copyrights, trademarks and other rights associated therewith, and in all artwork, copy, literary text, packaging, advertising and promotional material of any sort which utilize the foregoing (including all such materials developed by or under the authority of Licensee), and the goodwill pertaining to all of the foregoing; Licensee hereby assigns to GN all right, title and interest including all copyrights, and renewals and extensions of copyright, in and to any and all such materials developed by or under the authority of Licensee, and warrants that, following the Term, GN will have the right to use and exploit and authorize the exploitation of such materials in any manner as GN elects without obligation to Licensee or any other entity whatsoever.

Section 12. No Assignment.

Licensee may not sublicense, assign, or encumber the rights granted to it hereunder or delegate its obligations hereunder, in whole or in part without GN's prior written consent which in each such instance shall be at GN's sole discretion. Any sublicense, assignment or encumbrance in derogation of the foregoing shall be null and void. The requirement of consent shall also apply in the case of total or partial sale or other alienation of a substantial portion of Licensee's assets, membership interests or business.

Section 13. Expenses.

13.1. Except as otherwise provided herein, each Party shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.2. All out-of-pocket travel and other costs and expenses, including the cost of transportation, lodging and meals, incurred by Celebrity and GN in connection with Celebrity's appearances on behalf of Licensee shall be reimbursed by Licensee within thirty (30) days of Licensee's receipt of documentation, including receipts, of such costs and expenses. Licensee acknowledges that, to the extent Celebrity is required to travel more than 50 miles outside of Houston, Texas in connection with the performance of his services, Celebrity will be given a roundtrip first class ticket and, if used, a companion ticket (by air, if appropriate, and between Houston, Texas and the destination), exclusive ground transportation and separate first class hotel accommodations for himself (suite, if available) and his companion (regular room). Notwithstanding the foregoing, Celebrity may elect to arrange for alternate means of transportation in lieu of any air transportation otherwise to be provided for by Licensee pursuant to the preceding sentence, for which Celebrity shall be entitled to be reimbursed, for his actual alternative transportation costs but in no event to exceed the costs of the first class air transportation offered by Licensee.

Section 14. Miscellaneous.

14.1. All notices permitted or required to be given to any Party hereunder must be given in writing and will be deemed to be duly given on the date of delivery if delivered in person or sent by facsimile transmission or on the earlier of actual receipt or three (3) business days after the date of mailing if mailed by registered or certified mail, first class postage prepaid, return receipt requested, to such Party, at such Party's address at the beginning of this Agreement, unless a different address is designated in writing by such Party. Copies of all notices to GN shall simultaneously be sent to Franklin, Weinrib, Rudell & Vassallo, P.C., 488 Madison Avenue, New York, NY 10021, Facsimile Number (212) 308-0642, Attention: Kenneth M. Weinrib, Esq.

14.2. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.

14.3. This Agreement constitutes the entire agreement between the Parties and contains all of the agreements between such Parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between such parties with respect to the subject matter hereof. There are no representations, warranties or covenants by GN other than those set forth in this Agreement and the Operating Agreement.

14.4. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

14.5. This Agreement may be amended only by a written agreement executed by both Parties.

14.6. Subject to Section 12 above, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective successors and permitted assigns.

14.7. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be wholly performed therein. Subject to Section 14.9 below, the Parties hereby consent to the venue and personal jurisdiction in the Supreme Court of the State of New York or the United States District Court, Southern District of New York, and courts with appellate jurisdiction therefrom.

14.8. In resolving any dispute or construing any provision in this Agreement, there shall be no presumption made or inference drawn (a) because the attorneys for one of the parties drafted this Agreement, (b) because of the drafting history of this Agreement, or (c) because of the inclusion of a provision not contained in a prior draft or the deletion of a provision contained in a prior draft.

14.9. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in New York City administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, nothing herein contained shall be deemed to limit the right of the parties to seek or obtain injunctive relief from a court of law, pending ultimate disposition, if applicable, pursuant to arbitration as aforesaid.

14.10. Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership.

14.11. The failure of either Party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder. The headings of sections and other subdivisions of this Agreement are for convenient reference only, and shall not be used in any way to govern, limit, modify or construe this Agreement or otherwise be given any legal effect. Licensee's remedies shall be limited to the right, if any, to obtain damages at law in the event of a breach hereunder by GN, and Licensee shall not have the right in such event to equitable relief or to enjoin or restrain the use and exploitation of the Property or the services of Celebrity. It is understood and agreed that in the event an act of government, war, fire, flood, an Act of God or labor trouble, or any other similar or dissimilar reasons beyond the control of a party to this Agreement prevents the performance by such party of the provisions of this Agreement, then such nonperformance shall not be considered a breach of this Agreement and such nonperformance shall be excused while the conditions described herein prevail.

[signature page to follow]

IN WITNESS WHEREOF, the Parties have duly executed this Trademark License and Services Agreement as of the date set forth above.

VITA VENTURES, LLC

By: G-Nutritional, LLC
By: /s/ Keith Frankel
Name: Efrem Gerszberg
Title: Member Representative
By: VITAQUEST INTERNATIONAL LLC
By: /s/ Keith Frankel
Name: Keith Frankel
Title: Member Representative

G-NUTRITIONAL, LLC
BY: George Foreman Ventures, LLC, Managing Member
By: /s/ Efrem Gerszberg
Name:  Efrem Gerszberg
Title: President